Exhibit 99.1

AGY Holding Corp. Announces 2009 First Quarter Results and Bondholder

and Investor Conference Call

AIKEN, SOUTH CAROLINA – (May 12, 2009) – AGY Holding Corp. (“AGY” or the “Company”) reports its 2009 first quarter results.

•	First quarter 2009 revenue of $39.6 million reflects a 31.7% decrease over the first quarter of 2008 due to lower demand across a number of market segments.

•	Income from operations for the first quarter of 2009 was $0.3 million, compared to $4.3 million for the same quarter last year.

•

Adjusted EBITDA of $8.8 million for the first quarter of 2009 decreased 17.8% when compared to the first quarter of 2008, primarily as a result of lower volumes. EBITDA margin increased to 22.2% of net sales primarily due to a favorable product mix and a continued focus on cost-reduction initiatives and productivity improvements.

Summary Financial Performance

($ in millions)

	Quarter Ended March 31,
	2009	2008
Net sales	$39.6	$58.0
Income from operations	0.3	4.3
Net loss	(2.7)	(1.3)

Non-GAAP measures:
EBITDA(1)	4.0	7.7
Adjusted EBITDA (1)	8.8	10.7
Adjusted EBITDA margin (2)	22.2%	18.4%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net income (loss) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.

Net sales in the first quarter of 2009 were $39.6 million, which reflects a decrease of $18.4 million, or 31.7%, when compared to the first quarter of 2008. The global economic downturn and the necessity to lower inventory levels by our customers were the primary drivers of this decrease. The electronics, construction and industrial market revenues were down 67%, 49% and 33%, respectively, as a result of the soft demand and inventory adjustments within the supply chain. Aerospace sales decreased by 22% compared to the first quarter of 2008 reflecting lower volumes and decreased retrofit activity. Defense revenue remained strong and increased by 46% when compared to the first quarter of 2008.

Income from operations for the first quarter of 2009 decreased $4.0 million to $0.3 million, or 0.7% of net sales, compared to $4.3 million, or 7.4% of net sales, reported in the first quarter of 2008. This decrease was primarily due to lower volumes and the impact of adopting the new accounting standard related to business combinations. This standard (FASB Statement No. 141R) required the Company to expense $1.7 million of acquisition related costs, a significant portion of which was deferred as of December 31, 2008. AGY reported a net loss of $2.7 million and $1.3 million for the first quarter of 2009 and 2008, respectively.

Adjusted EBITDA, a measurement management uses to measure operating results, was $8.8 million, or 22.2% of net sales for the first quarter of 2009, compared to $10.7 million, or 18.4% of net sales, reported in 2008. Results in the first quarter of 2009 were negatively impacted by lower volumes across a number of market segments. A more favorable product mix associated with defense shipments, selected price increases, improved manufacturing efficiencies and a continued focus on cost reduction initiatives resulted in higher Adjusted EBITDA margin for the quarter.

The Company’s cash balance as of March 31, 2009 was $2.6 million and total liquidity was $21.0 million. Operating activities used $0.1 million during the first quarter of 2009 compared to cash provided by operations of $5.3 million during the comparable period of 2008. Lower net income and an increase in inventory, as a result of soft demand, impacted the 2009 first quarter results. Investing activities for the first quarter of 2009 used $4.5 million compared to $19.9 million for the first quarter of 2008, when AGY purchased $17.3 million of alloy metals related to defense programs. Cash borrowings under the Company’s revolving credit facility were $20.7 million as of March 31, 2009.

“As with many companies, AGY is facing a challenging business environment. In the first quarter of 2009, we experienced soft demand across most of our markets and regions and a necessity by our customers to reduce inventory levels. The weak economy and market uncertainty have led to shorter order cycles, which limits our view of the future,” said Doug Mattscheck, Chief Executive Officer. “We expect current conditions will prevail at least into the second half of the year. As discussed during the last earnings release conference call, we have already taken a number of steps to reduce our cost structure and adjust production levels in light of current market demand. We will continue to focus on free cash flow generation to ensure adequate liquidity in 2009,” commented Doug Mattscheck.

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace, defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a European office in Lyon, France and manufacturing facilities in the U.S. in Aiken, South Carolina and Huntingdon, Pennsylvania. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

###

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand (including whether or not the Company is awarded certain new defense contracts that it has sought to obtain); the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy and raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Wayne T. Byrne
AGY Holding Corp.
PH: 803-643-1257
wayne.byrne@agy.com

The Company will hold a conference call to discuss the first quarter 2009 results and respond to questions. The details for the call are as follows:

Date: May 13, 2009

Time: 1:00pm EST

Dial-in number: 866-939-3921

International: 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20090505413641#. The rebroadcast will be available through July 13, 2009.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except share and per share data)

	March 31, 2009 (Unaudited)	December 31, 2008 (1)
Assets
Current assets:
Cash	$2,639	$4,760
Restricted cash	1,240	1,239
Trade accounts receivables, less allowances of $2,873 and $3,604 at March 31, 2009 and December 31, 2008, respectively	9,364	14,023
Inventories, net	48,050	39,992
Deferred tax assets	6,708	6,708
Other current assets	2,558	2,115

Total current assets	70,559	68,837
Property, plant and equipment, and alloy metals, net	178,080	178,880
Intangible assets, net	20,952	21,453
Goodwill	84,992	84,992
Other assets	227	1,325

TOTAL	$354,810	$355,487

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$9,992	$9,494
Accrued liabilities	18,566	17,662

Total current liabilities	28,558	27,156
Long-term debt	192,700	191,400
Pension and other employee benefit plans	10,893	10,917
Deferred tax liabilities	26,584	27,709

Total liabilities	258,735	257,182

Commitments and contingencies
Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	102,176	101,729
Accumulated deficit	(6,724)	(4,047)
Accumulated other comprehensive income	623	623

Total shareholder’s equity	96,075	98,305

TOTAL	$354,810	$355,487

(1)	Derived from audited financial statements

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended March 31,
	2009	2008
Net sales	$39,614	$57,965
Cost of goods sold	32,619	48,732

Gross profit	6,995	9,233
Selling, general and administrative expenses	4,254	4,439
Restructuring charges	518	—
Amortization of intangible assets	251	465
Other operating (expense) income	(1,690)	11

Income from operations	282	4,340
Other non-operating (expense) income:
Interest expense	(5,131)	(6,619)
Other income, net	1,104	196

Loss before income tax benefit	(3,745)	(2,083)
Income tax benefit	1,068	769

Net loss	$(2,677)	$(1,314)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three months Ended March 31,
	2009	2008
Cash flow from operating activities:
Net loss	$(2,677)	$(1,314)
Adjustments to reconcile (net loss) to net cash (used in) provided by operating activities:
Depreciation	2,415	2,700
Alloy metals depletion, net	3,042	2,425
Amortization of debt issuance costs	180	180
Amortization of intangibles with definite lives	251	465
Loss on sale, disposal or exchange of property and equipment and alloy metals	38	41
Gain on early extinguishment of debt	(1,138)	—
Effect of adopting SFAS No. 141(R) for acquisition-related costs	1,098	—
Stock compensation	447	348
Deferred income tax benefit	(1,125)	—
Changes in assets and liabilities:
Trade accounts receivable	4,659	(5,423)
Inventories	(8,058)	1,179
Other assets	(443)	(1,960)
Accounts payable	341	2,283
Accrued liabilities	904	4,015
Pension and other employee benefit plans	(24)	326

Net cash (used) provided by operating activities	(90)	5,265

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(4,538)	(19,888)
Increase in restricted cash	(1)	(7)

Net cash used in investing activities	(4,539)	(19,895)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	18,550	28,600
Payments on Revolving Credit Facility borrowings	(14,250)	(16,950)
Purchases of 11% Senior Secured Second Lien Notes	(1,793)	—

Payments on capital leases	—	(72)

Net cash provided by financing activities	2,507	11,578

Effect of exchange rate changes on cash	1	(3)

Net decrease in cash	(2,121)	(3,055)

Cash, beginning of period	4,760	5,204

Cash, end of period	$2,639	$2,149

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months ended March 31, 2009 and 2008 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in millions):

	Three Months Ended March 31,
	2009	2008
Statement of operations data:
Net loss	$(2.7)	$(1.3)
Interest expense	5.1	6.6
Income tax benefit	(1.1)	(0.8)
Depreciation and amortization	2.7	3.2

EBITDA	$4.0	$7.7

	Three Months Ended March 31,
	2009	2008
EBITDA	$4.0	$7.7
Adjustments to EBITDA:
Alloy depletion charge, net	3.0	2.4
Non-cash compensation charges	0.4	0.3
Management fees	0.2	0.2
Acquisition-related costs expensed in accordance with SFAS No 141(R)	1.7	—
Gain on early extinguishment of debt, net	(1.1)	—
Restructuring charges	0.5	—
Disposition of assets loss & others	0.1	0.1

Adjusted EBITDA	$8.8	$10.7

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted and calculated in the same manner as consolidated cash flow under the indenture governing the Company’s senior second lien notes, which is used in calculating its Fixed Charge Coverage Ratio under the indenture, which is in turn used in certain calculations, including but not limited to, restricted payments and incurrence of additional indebtedness.